U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     Janus Adviser Series

Address of Principal Business Office (No. & Street, City, State, Zip Code):

     100 Fillmore Street, Suite 300, Denver, Colorado  80206-4923
Telephone Number (including area code):  (303) 333-3863

Name and address of agent for service of process:

     Thomas Early, 100 Fillmore Street, Suite 300, Denver, Colorado  80206-4923

Check Appropriate Blank:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  Yes    X                  No ______

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Pursuant  to the  requirements  of the  Investment  Company  Act  of  1940,  the
registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Denver, and State of Colorado on the 4th day of April, 2000.

                              JANUS ADVISER SERIES


                              BY:/s/Steve R. Goodbarn
                                 Steven R. Goodbarn

ATTEST:  /s/Kelley Abbott Howes
         Kelley Abbott Howes, Secretary